FORM 4
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Pubic Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___  Check box if no longer
subject to Section 16.
Form 4 or Form 5 obligations
may continue. See Instruction
1(b).

___ Form 3 Holdings Reported

___ Form 4 Transactions Reported

1.   Name and Address of Reporting Person

     Cordoba Corporation
     2001 S. Russell
     Missoula, MT 59806

2.   Issuer Name and Ticker or Trading Symbol

     Intrepid Technology & Resources, Incorporated fka Iron Mask Mining Co.

3.   IRS or Social Security Number of Reporting Person (Voluntary)

     81-0448615

4.   Statement for Month/Year

     April, 2002

5.   If Amendment, Date of Original (Month/Year)


6.   Relationship of Reporting Person to Issuer (Check all applicable)

     _____   Director                          X    10% Owner

     _____   Officer (give title below)         ____     Other (specify below)


Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

Title of Security    Transactio    Transaction   Securities Acquired (A)       Amount of       Ownership     Nature of
                     n Date        Code          or Disposed of (D)            Securities      Form:         Indirect
                     (Month/Da                                                 Beneficially    Direct (d)    Beneficial
                     y/Year)                                                   Owned at End    or Indirect   Ownership
                                                                                               (I)           of Month
                                                 Amount    (A) or (D)  Price
Common Stock         4/06/02       S              20,000    D                  16,848,090      D
Common Stock         4/16/02       S              10,000    D          .12     16,838,090      D
Common Stock         4/16/02       S               5,000    D          .13     16,833,090      D
Common Stock         4/16/02       S               5,000    D          .12     16,828,090      D
Common Stock         4/16/02       S               5,000    D          .11     16,823,090      D
Common Stock         4/16/02       S               5,000    D          .10     16,818,090      D
Common Stock         4/19/02       S               5,000    D          .12     16,813,090      D
Common Stock         4/22/02       S              30,000    D          .13     16,783,090      D
Common Stock         4/25/02       S             278,408    D                  16,504,682      D


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Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

Title of    Convers   Transacti  Transa  Number of       Date, Exercisable Title and Amount Price of  Number      Owners    Nature
Derivative  ion or    on Date    ction   Derivative      and Expiration    of Underlying    Derivati  of          hip of    of
Security    Exercise  (Month/D   Code    Securities      Date              Securities       ve        Derivativ   Derivati  Indirect
            Price of  ay/Year)           Acquired (A)                                       Security  e Security  ve        Benefici
            Derivati                     or Disposed of                                                           Security  al
            ve                           (D)                                                                      Owned at  Owner
            Security                                                                                              End of    ship
                                                                                                                  Month

                                         (A)     (D)     Date    Expir-    Title   Amount
                                                         Exercis ation             or
                                                         able    Date              Number
                                                                                   of
                                                                                   Shares



Explanation of Responses:

                                      /s/ Aaron Charlton                 5/15/02
                                      ------------------                 -------
                                **Signature of Reporting Person             Date


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